Exhibit 99.1

Financial Report

January - March 2010

Sales:	$1,721 million
Operating margin:	11.4%
EPS:	$1.39

Large Market Share Gains

(Stockholm, April 27, 2010) — For the three-month period ended March 31, 2010, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – met its guidance and reported its highest quarterly operating income and operating margin ever of $195 million and 11.4%, respectively, on the back of a consolidated sales recovery of 86% to $1,721 million.

Other operating expense net, mainly restructuring costs, of $11 million had a 0.6 percentage point negative margin impact.

Excluding currency effects, acquisitions and more production days, sales grew organically by 64% (non-U.S. GAAP measures, see enclosed table) compared to the increase in global light vehicle production which was 47%.

Income before taxes improved to $179 million, net income attributable to controlling interest to $127 million and earnings per share assuming dilution improved to $1.39.

Operations generated a positive cash flow of $149 million compared to a negative cash flow of $9 million in the first quarter 2009.

For the second quarter of 2010, the Company expects consolidated net sales to rise by more than 40% compared to the same quarter 2009 with organic sales growing by at least 30% and anticipates an operating margin of at least 11%. For the full year, sales are expected to improve by close to 30% with organic sales growing by approximately 20%. The indicative operating margin for the full year is at least 10%.

An earnings conference call will be held at 3:00 p.m. (CET) today April 27. To follow the webcast or to obtain your personal pin code and phone number, please access www.autoliv.com.

1st quarter 2010

Market Overview

During the three-month period January - March 2010, global light vehicle production (LVP) is estimated by CSM to have increased by 47% compared to the same quarter 2009. This was 12 percentage points better than expected at the beginning of the quarter. LVP in the Triad (i.e. North America, Europe and Japan), where Autoliv generates approximately 80% of its sales, is also estimated to have risen by 47%.

In Europe (including Eastern Europe), where Autoliv derives more than 40% of its revenues, LVP is estimated to have recovered by 33%, both in Western Europe and Eastern Europe.

In North America, which accounts for nearly 30% of revenues, LVP recovered by 70%. Production of passenger cars recovered by 70% and production of light trucks by 69%. Chrysler increased its production by 53%, Ford by 60% and General Motors (GM) by 81%. Asian and European vehicle manufacturers improved their production in the region by 74%.

In Japan, which accounts for more than one tenth of Autoliv’s consolidated sales, LVP recovered by 55%. The recovery was especially strong for vehicles for export to markets in North America and Western Europe.

In the Rest of the World (RoW), which accounts for almost 20% of sales, LVP grew by 46%, primarily due to increases of 64% in China and 40% in India. In addition, LVP in the important Korean market, where the average safety content per vehicle is higher than in India and China, recovered by 42%.

Consolidated Sales

Consolidated net sales increased by 86% to $1,721 million compared to the same quarter 2009. Currency effects added 7% and acquisitions 6% (see Significant Events). Additionally, three more production days with higher average daily sales than in 2009 (“the production day effect “) added 9%. Consequently, organic sales (non-U.S. GAAP measure, see enclosed table) increased by 64%.

The sales increase reflects the sharp LVP-recovery in the established markets in the Triad, a favorable LVP-mix and the Company’s strong performance, primarily in China and South Korea where organic sales grew more than twice as much as LVP.

Sales by Product

Sales of airbag products (including steering wheels and electronics) rose by 95% to $1,146 million. Acquisitions added 9%. The production day effect also added 9%, while currency effects added 6%. Consequently, organic sales of airbag products grew by 71%, which compares favorably with the 47% increase in LVP in the Triad, which is the dominant market for airbags. Autoliv’s strong performance was due to new business with GM, Ford, Hyundai, Kia and a strong sales recovery in Japan, especially with Toyota, Mitsubishi, Nissan and Honda.

Sales of seatbelt products (including seat sub-systems) increased by 69% to $575 million. The production day effect added 9%, currency effects 8% and acquisitions 1%. Consequently, organic sales of seatbelt products rose by 51% compared to the 47% increase in global LVP.

Autoliv’s strong performance reflects a positive LVP mix, new business with Ford, GM, and Hyundai as well as strong sales recoveries, especially with Renault, Daimler, Citroën and Mitsubishi.

Sales by Region

Sales from Autoliv’s European companies increased by 46% to $730 million. The production day effect added 9%, currency effects 7% and acquisitions 1%. Organic sales therefore rose by 29%. This increase was driven by the recovery in European light vehicle production and by new business for the Opel Astra and strong demand for the Peugeot 206+, the Renault Mégane and the Mercedes E-class. These favourable effects were partially offset by the expiration of certain contracts, model change-overs and lower volumes of a few important models for Autoliv.

Sales from Autoliv’s North American companies jumped by 138% to $486 million primarily due to the recovery in LVP. Acquisitions added 26%, the production day effect added 9% and currency effects 3% due to a stronger Mexican peso. Organic sales growth of 100% was 30 percentage points more than the recovery in the North American light vehicle production. Autoliv’s better than the market performance was due to a favorable LVP mix stemming in part from a sharp recovery in production of, for instance, Ford’s F-series and E-Series; and of Chevrolet’s Equinox, Traverse and Silverado.

Sales from Autoliv’s companies in Japan jumped by 128% to $193 million. The production day effect added 9% and currency effects 3%. Organic sales growth of 116% was more than twice as high as the 55% growth in Japanese LVP. This was mainly due to the strong recovery in the production of vehicles that had dropped the most last year. These were premium cars, SUVs and other vehicles with high safety content for the North American and West European markets. Autoliv benefited particularly from the strong production recoveries for Toyota’s Land Cruiser Prado, Rav4, Vitz, and 4-Runner; Lexus’ LX470 and RX; Mitsubishi’s Outlander; Mazda’s 2, 3, 6 and CX; and Nissan’s Serena and Rogue. Autoliv’s strong growth also reflects new business for Toyota’s new Prius and Alphard; and Honda’s StepWagon.

Sales from Autoliv’s companies in the Rest of the World (RoW) jumped by 124% to $312 million. Excluding currency effects which added 11% and the production day effect which added 9%, organic sales rose by 104% compared to the 46% increase in the region’s LVP. Autoliv’s strong performance primarily reflects organic sales increases of 137% in China and 110% in South Korea. In China, sales were driven by new business for Geely’s Emgrand EC7, Great Wall’s CoolBear, Florid and Hover; Chery’s A5 and S18; FAW’s Besturn; Jianghuai’s Rein; Citroën’s C5; and Peugeot’s 408. Sales were also driven by increased production for Audi, Buick, Chevrolet, Daewoo, Kia, Peugeot, and Volkswagen. In India, organic sales grew by 44%, driven by the country’s strong LVP and by new business for Suzuki’s Alto and Hyundai’s i10.

1st quarter 2010

Earnings

For the first quarter 2010, Autoliv reported the highest quarterly gross profit and gross margin ever, as well as the highest quarterly operating income, operating margin, income before taxes and net income in the Company’s history. This was due to the strong sales recovery, along with the effects of ongoing restructuring efforts initiated in July 2008.

Gross profit improved by $303 million to $384 million and gross margin to 22.3% from 8.7% in the first quarter 2009. The margin improvement mainly reflects the result of our restructuring efforts, enhanced labor efficiency and lower costs for raw materials. These restructuring efforts have also resulted in a higher share of production and component sourcing in low-cost countries.

Operating income improved by $284 million to $195 million due to the $303 million gross profit increase. This increase was partially offset by $16 million higher Research, Development and Engineering (RD&E) expense, net and $9 million higher Selling, General & Administrative (SG&A) expense, partially due to currency effects. These negative effects were partially offset by $5 million lower other operating expense, net which was reduced to $11 million by lower restructuring costs. Operating margin improved to 11.4%. This was due to the improvement in gross margin as well as to the fact that SG&A was reduced in relation to sales to 4.7% from 7.8% and RD&E to 5.3% from 8.1% in the first quarter 2009.

Income before taxes improved by $283 million to $179 million, virtually in line with the $284 million improvement in operating income.

Net income attributable to controlling interest increased by $190 million to $127 million. The effective tax rate was 28.5%. In the first quarter of 2009, there was a pre-tax loss which resulted in an income tax benefit of $39 million.

Earnings per share assuming dilution rose by $2.29 to $1.39 primarily as a result of the swing in pre-tax earnings from a loss in the first quarter 2009 to the record profit in 2010. More shares outstanding had a negative effect of 40 cents. The weighted average number of shares outstanding, assuming dilution, increased by 29% to 90.8 million from the same quarter 2009 mainly as a result of the sale of treasury shares and equity units in the first quarter of 2009.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $149 million compared to a use of cash in the first quarter 2009 of $9 million. This includes payments of $18 million for restructuring in 2010 and of $21 million in the first quarter 2009.

Cash flow before financing (non-U.S. GAAP measures, see enclosed table) amounted to $53 million which was $94 million more than during the same quarter 2009 despite acquisitions and other, net of $60 million in the first quarter 2010. Capital expenditures, net of $36 million were $2 million more than capital expenditure during the same quarter 2009 but $37 million less than depreciation and amortization in the quarter.

During the quarter, operating working capital (non-U.S. GAAP measure) increased to 7.2% of sales from 6.5%. The increase partially due to acquisitions of assets at the end of the quarter. The Company has the policy that working capital in relation to last 12-month sales should not exceed 10%.

Partially due to acquisitions, account receivables increased by 25% and in relation to sales to 72 days outstanding from 59 on December 31, 2009. During the quarter, inventories also increased partially due to acquisitions by 4%, and days inventory outstanding to 32 days from 31 days.

The Company’s net debt (non-U.S. GAAP measure, see table) continued to decline to $619 million at the end of the quarter from $662 million at the end of the previous quarter despite total acquisition payments of $79 million. Gross interest-bearing debt was reduced by $212 million to $927 million at the end of the quarter.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. The Company’s leverage ratio improved to 0.9 times on March 31 from 1.6 times on December 31, 2009, while interest coverage ratio improved to 6.2 times from 1.5 times. Consequently, the Company is now in compliance with all of its financial policies. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio declined to 20% from 21% at the end of December.

During the quarter, total equity increased by $98 million to $2,534 million mainly due to net income of $128 million, offset by negative currency effects of $28 million. Total parent shareholders equity was $2,494 million corresponding to $29.24 per share.

Launches in the 1st Quarter

•	BMW’s new 5 Series; Driver airbag with steering wheel, passenger airbag, knee airbags (driver and passenger), seatbelts with pretensioners, safety electronics and night vision system

•	Ford’s new F-Series Superduty; Side airbags, inflatable curtains and safety electronics

•	Hyundai’s new Grandeur; Driver airbag, passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics

•	Infiniti’s new M / Fuga; Passenger airbag, side airbags and inflatable curtains

•	Kia’s new Venga; Driver airbag with steering wheel, passenger airbag, side airbags, inflatable curtains and safety electronics

•	Mitsubishi’s new RVR; Driver airbag with steering wheel, passenger airbag, knee airbags (driver and passenger), inflatable curtains, seatbelts with pretensioners and safety electronics

•	Toyota’s new Mark X; Seatbelts with pretensioners

•	Toyota’s new Sienna; Side airbags and inflatable curtains

1st quarter 2010

Headcount

Total headcount (permanent employees and temporary personnel) increased by 1,800 during the quarter to 39,700, and by 1,200 excluding acquisitions.

Despite the strong sales growth, headcount excluding acquisitions increased by less than 200 in high-cost countries and indirect headcount in administration and other overhead functions was virtually unchanged from the previous quarter. The number of permanent employees in high-cost countries was reduced by almost 300, excluding acquisitions.

Currently, 60% of total headcount is in low-cost countries, 69% are direct workers in manufacturing and 22% are temporary personnel which increases our flexibility in the cyclical automotive industry. A year ago, these ratios were 54%, 62% and 8%, respectively.

Outlook

The latest forecasts from CSM indicate an increase in global LVP of 21% in the second quarter compared to the same quarter 2009 with an increase of 67% in North America and 4% in Europe. However, compared to this year’s first quarter, CSM predicts a decline in global LVP of 4% . Similarly, for the rest of the year CSM predicts a year-on-year increase in global LVP of 15%, but declines compared to the high level in this year’s first quarter. In the third quarter, global LVP is expected to be 8% lower than in the first quarter and 2% lower in the fourth quarter, while LVP in the important West European LVP is expected to be 21% lower in the third quarter and 10% lower in the fourth quarter than in this year’s first quarter.

Based on customer call-offs for the second quarter and CSM’s forecast for the rest of the year, Autoliv’s organic sales are expected to continue to outperform global LVP by growing at least 30% in the second quarter and by approximately 20% for the full year. Acquisitions are expected to add 9% in the second quarter and 7% during the full year, while currency effects could add 2% and 1%, respectively, provided that the exchange rates at the middle of April prevail. Consequently, current assumptions indicate a consolidated sales increase of more than 40% in the second quarter and close to 30% for the full year to approximately $6.6 billion. The production day effect will have no impact on the second quarter or the full year (but on the fourth quarter offsetting the effect from the first quarter).

An operating margin of at least 11% is expected for the second quarter. The indication for the full year is an operating margin of at least 10%, given current assumptions.

The projected effective tax rate for the remainder of the year is estimated to be around 29%.

Other Significant Events

•

The quarter has been impacted by the fact that former Delphi contracts in North America and Europe were re-sourced to Autoliv towards the end of 2009. As a result of this agreement, Autoliv also acquired certain assets related to these airbag, steering wheel and seatbelt contracts. At the end of the first quarter, Autoliv also acquired substantially all of Delphi’s occupant safety operations in South Korea and China. This is expected to add $220 million to consolidated sales for the remainder of the year.

•

Autoliv has also made three minor acquisitions. In Japan, the remaining 40% of the shares in Autoliv’s inflator subsidiary was acquired. This consolidated subsidiary has sales of $35 million to other Autoliv companies.

The automotive radar business was acquired from Visteon and the pyrotechnic safety switch business from Delphi. These two operations have annual sales of approximately $15 million.

•

In March, Autoliv made a $50 million tender offer for the remaining 49% of the shares in its Estonian subsidiary AS Norma which is the leading safety systems supplier to the Russian automotive industry. At the end of the offer period in April, Autoliv had shares and acceptances representing 93.7% of the Norma shares, sufficient to initiate a compulsory selling procedure for the remaining outstanding shares.

Annual General Meeting of Shareholders

The 2010 Annual Meeting of Shareholders will be held in Chicago on May 6. Holders of record at the close of business on March 9 are entitled to be present and vote at the Meeting. A Notice of Internet Availability of Proxy Material was mailed to shareholders in the end of March.

Next Report

Autoliv intends to publish the quarterly report for the second quarter 2010 on Friday July 23.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, product liability, warranty and recall claims and other litigations, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q1 – Report 2010

KEY RATIOS

	Quarter January – March		Latest 12 months	Full year
	2010	2009	April 09 - March 10	2009

Earnings/(loss) per share, basic	$1.48	$(0.90)	$2.35	$0.12
Earnings/(loss) per share, diluted 1)	$1.39	$(0.90)	$2.25	$0.12
Total parent shareholders’ equity per share	29.24	26.34	29.24	28.06
Cash dividend paid per share	—	0.21	—	0.21
Operating working capital, $ in millions 2)	426	501	426	335
Capital employed, $ in millions 3)	3,153	3,297	3,153	3,098
Net debt, $ in millions 2)	619	1,010	619	662
Net debt to capitalization, % 4)	20	31	20	21

Gross margin, % 5)	22.3	8.7	19.5	16.6
Operating margin, % 6)	11.4	(9.6)	6.0	1.3

Return on total equity, % 7)	20.6	(11.5)	8.6	0.5
Return on capital employed, % 8)	24.9	(10.5)	11.1	2.2

Average no. of shares in millions 1)	90.8	70.5	88.8	84.5
No. of shares at period-end in millions 9)	85.3	85.1	85.3	85.1
No. of employees at period-end	31,010	30,800	31,010	30,228
Headcount at period-end 10)	39,699	33,600	39,699	37,877
Days receivables outstanding 11)	72	75	81	75
Days inventory outstanding 12)	32	53	36	40

1) Assuming dilution and net of treasury shares, except for the first quarter 2009 due to the loss. 2) Non-GAAP measure; for reconciliation see tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income/(loss) relative to sales. 7) Net income/(loss) relative to average total equity. 8) Operating income/(loss) and equity in earnings of affiliates, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Includes temporary employees. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)

	Quarter January – March		Latest 12 months	Full year
	2010	2009	April 09 - March 10	2009
Net sales
- Airbag products	$1,146.0	$586.5	$3,858.0	$3,298.5
- Seatbelt products	574.8	340.2	2,056.8	1,822.2

Total net sales	1,720.8	926.7	5,914.8	5,120.7

Cost of sales	(1,337.3)	(846.4)	(4,763.7)	(4,272.8)

Gross profit	383.5	80.3	1,151.1	847.9

Selling, general & administrative expenses	(81.1)	(72.0)	(308.9)	(299.8)
Research, development & engineering expenses	(91.6)	(75.2)	(338.8)	(322.4)
Amortization of intangibles	(4.3)	(5.8)	(21.6)	(23.1)
Other income (expense), net	(11.1)	(16.0)	(128.8)	(133.7)

Operating income/(loss)	195.4	(88.7)	353.0	68.9

Equity in earnings of affiliates	(1.2)	0.9	1.7	3.8
Interest income	0.8	2.9	3.8	5.9
Interest expense	(14.5)	(18.4)	(64.3)	(68.2)
Other financial items, net	(1.3)	(0.2)	(6.0)	(4.9)

Income/(loss) before income taxes	179.2	(103.5)	288.2	5.5

Income tax benefit (expense)	(51.0)	39.4	(83.3)	7.1

Net income/(loss)	$128.2	$(64.1)	$204.9	$12.6

Less: Net income/(loss) attributable to non-controlling interest	1.7	(0.7)	5.0	2.6
Net income/(loss) attributable to controlling interest	$126.5	$(63.4)	$199.9	$10.0

Earnings/(Loss) per share, diluted 1)	$1.39	$(0.90)	$2.25	$0.12

1) Assuming dilution and net of treasury shares, except for the first quarter 2009 due to the loss.

Q1 – Report 2010

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009
Assets
Cash & cash equivalents	$302.3	$472.7	$429.6	$311.1	$935.4
Receivables	1,315.4	1,053.1	1,035.3	928.7	771.7
Inventories	510.0	489.0	461.4	427.7	456.2
Other current assets	161.3	164.8	189.0	164.1	207.8

Total current assets	2,289.0	2,179.6	2,115.3	1,831.6	2,371.1

Property, plant & equipment, net	1,012.2	1,041.8	1,067.5	1,081.9	1,092.9
Investments and other non-current assets	228.9	235.5	235.7	216.9	220.7
Goodwill assets	1,610.1	1,614.4	1,616.6	1,609.0	1,600.5
Intangible assets, net	122.2	114.3	125.5	130.9	134.0

Total assets	$5,262.4	$5,185.6	$5,160.6	$4,870.3	$5,419.2

Liabilities and shareholders’ equity
Short-term debt	$134.5	$318.6	$145.3	$150.9	$207.8
Accounts payable	873.0	771.7	655.4	557.9	438.1
Other current liabilities	691.0	603.2	567.8	515.7	498.9

Total current liabilities	1,698.5	1,693.5	1,368.5	1,224.5	1,144.8

Long-term debt	792.5	820.7	1,187.8	1,088.3	1,748.1
Pension liability	113.5	109.2	112.5	109.0	109.4
Other non-current liabilities	124.4	126.2	126.9	125.4	130.7

Total non-current liabilities	1,030.4	1,056.1	1,427.2	1,322.7	1,988.2

Total parent shareholders’ equity	2,494.0	2,388.2	2,318.5	2,279.6	2,241.5
Non-controlling interest	39.5	47.8	46.4	43.5	44.7

Total equity	2,533.5	2,436.0	2,364.9	2,323.1	2,286.2

Total liabilities and equity	$5,262.4	$5,185.6	$5,160.6	$4,870.3	$5,419.2

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter January - March		Last 12 months	Full year
	2010	2009	April 09 - March 1010	2009

Net income/(loss)	$128.2	$(64.1)	$204.9	$12.6
Depreciation and amortization	73.4	71.0	316.7	314.3
Other	24.3	10.8	(28.0)	(41.5)
Changes in operating assets and liabilities	(77.0)	(26.5)	156.7	207.2

Net cash provided by operating activities	148.9	(8.8)	650.3	492.6

Capital expenditures, net	(36.1)	(33.7)	(132.8)	(130.4)
Acquisitions of businesses and other, net	(59.6)	1.9	(88.4)	(26.9)

Net cash used in investing activities	(95.7)	(31.8)	(221.2)	(157.3)

Net cash before financing 1)	53.2	(40.6)	429.1	335.3

Net increase (decrease) in short-term debt	(182.0)	(90.9)	(74.0)	17.1
Issuance of long-term debt	0.0	440.0	155.4	595.4
Repayments and other changes in long-term debt	(29.2)	(79.1)	(1,153.8)	(1,203.7)
Dividends paid	0.0	(14.8)	0.0	(14.8)
Shares repurchased	0.0	0.0	0.0	0.0
Common stock issue, net	0.0	238.6	(1.8)	236.8
Common stock options exercised	3.5	0.1	4.2	0.8
Other, net	(13.3)	(4.8)	(16.2)	(7.7)
Effect of exchange rate changes on cash	(2.6)	(1.7)	24.0	24.9

(Decrease) Increase in cash and cash equivalents	(170.4)	446.8	(633.1)	(15.9)
Cash and cash equivalents at period-start	472.7	488.6	935.4	488.6

Cash and cash equivalents at period-end	$302.3	$935.4	$302.3	$472.7

1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 – Report 2010

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009
Total current assets	$2,289.0	$2,179.6	$2,115.3	$1,831.6	$2,371.1
Total current liabilities	(1,698.5)	(1,693.5)	(1,368.5)	(1,224.5)	(1,144.8)

Working capital	590.5	486.1	746.8	607.1	1,226.3
Cash and cash equivalents	(302.3)	(472.7)	(429.6)	(311.1)	(935.4)
Short-term debt	134.5	318.6	145.3	150.9	207.8
Derivative asset and liability, current	2.8	3.4	2.5	(3.2)	2.6
Dividends payable	—	—	—	2.9	—

Operating working capital	$425.5	$335.4	$465.0	$446.6	$501.3

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD’s, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD’s reported in other balance sheet captions.

	March 31 2010	December 31 2009	September 30 2009	June 30 2009	March 31 2009
Short-term debt	$134.5	$318.6	$145.3	$150.9	$207.8
Long-term debt	792.5	820.7	1,187.8	1,088.3	1,748.1

Total debt	927.0	1,139.3	1,333.1	1,239.2	1,955.9
Cash and cash equivalents	(302.3)	(472.7)	(429.6)	(311.1)	(935.4)
Debt-related derivatives	(5.4)	(4.5)	(25.4)	(10.9)	(10.1)

Net debt	$619.3	$662.1	$878.1	$917.2	$1,010.4

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates nearly 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter January – March

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	29.5	$147.1	99.7	$203.7	116.4	$98.6	104.7	$145.5	64.2	$594.9
Production days	8.7	43.4	8.7	17.8	8.7	7.4	8.7	12.1	8.7	80.7
Currency effects	7.3	36.7	3.3	6.8	3.0	2.5	10.8	15.0	6.6	61.0
Acquisitions/divestitures	0.9	4.3	26.1	53.2	–	–	–	–	6.2	57.5

Reported change	46.4	$231.5	137.8	$281.5	128.1	$108.5	124.2	$172.6	85.7	$794.1